UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): December 9, 2005
World Air Holdings, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-26582	20-2121036

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
The HLH Building
101 World Drive
Peachtree City, Georgia 30269

(Address of Principal Executive Offices)
(770) 632-8002

(Registrant’s Telephone Number, Including Area Code)
World Airways, Inc.

(Former Name or Former Address if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-14(c)).

Item 1.01. Entry into a Material Definitive Agreement.
On December 7, 2005, the Company entered into an Indemnification Agreement with Ginger Clark in connection with her appointment to act as the interim Chief Financial Officer of World Air Holdings, Inc. (the “Company”). The Company has indemnified Ms. Clark pursuant to the Company’s standard form of Indemnification Agreement.
Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
(b) On December 7, 2005, Gilberto M. Duarte, Jr. resigned as Chief Financial Officer of World Air Holdings, Inc. (the “Company”), effective December 7, 2005. Management and the directors of the Company have expressed their appreciation to Mr. Duarte for his diligent and loyal service to the Company and its shareholders. Mr. Duarte will continue to serve as President of World Risk Solutions, Ltd., a subsidiary of the Company, on a full-time basis. On December 8, 2005, the Company issued a press release, attached as Exhibit 99.1 hereto, to announce Mr. Duarte’s resignation.
(c) Ginger Clark was appointed to act as the Company’s interim Chief Financial Officer on December 7, 2005. Ms. Clark, age 51, has served as Vice President and Controller of the Company, since August 2005. From April 2001 to August 2005, she served as Controller and Director of Accounting at Air Tran Airways. From April 2000 to April 2001, she served as Controller at Sears Termite and Pest Control. She obtained a Bachelor of Science degree in Business Administration and Accounting from the University of Central Florida in 1982 and a Master of Business Administration degree from the University of Florida in 2000.
     While serving as interim Chief Financial Officer, Ms. Clarke’s compensation consists of an annual salary of $140,000, plus an additional $10,000 for each month she serves as interim Chief Financial Officer, an annual target bonus equal to 30% of Ms. Clark’s salary (with an additional bonus opportunity of up to an additional 30% of her salary based on the Company’s performance) and benefits consistent with the Company’s standard employee benefit plan.
Item 9.01. Financial Statements and Exhibits.
     Exhibit 99.1 Press Release dated December 8, 2005.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.
Date: December 9, 2005

WORLD AIR HOLDINGS, INC.
By:	/s/ Randy J. Martinez
Name:	Randy J. Martinez
Title:	Chief Executive Officer